Exhibit 10.01

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of this 12th day of December 2018, by and between Neuralstem, Inc., a Delaware corporation (the “Company”), and Kenneth C. Carter (the “Employee”).

WITNESSETH :

WHEREAS, the Company desires to employ Employee as its Executive Chairman and Employee desires to accept such employment; and

WHEREAS, the Company desires to enter into this Agreement regarding the terms of Employee’s employment, and Employee desires to enter into this Agreement and to accept the terms and provisions of such employment, as embodied in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

Section 1. Definitions.

(a)       “Accelerated Equity Benefit” shall have the meaning ascribed to it in Section 7(g)(iii) hereof.

(b)       “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the Date of Termination, (ii) subject to any conditions contained in this Agreement, all bonuses that have been awarded but remain unpaid as of the Date of Termination, (iii) any unpaid or unreimbursed expenses incurred in accordance with Sections 4(f) or 6 hereof, and (iii) any accrued but unused vacation time through the Date of Termination.

(c)       “Base Salary” shall mean the salary provided for in Section 4(a) hereof.

(d)       “Board” shall mean the Board of Directors of the Company.

(e)       “Cause” shall mean (i) Employee’s willful failure (except where due to an incapacity due to physical or mental infirmity), neglect, or refusal to perform in any material respect, Employee’s duties and responsibilities, (ii) any willful or grossly negligent act of Employee that has, or could reasonably be expected to have, the effect of injuring the business of the Company or its subsidiaries in any material respect, (iii) Employee’s conviction of, or plea of guilty or no contest to: (x) a felony, (y) any material violation of federal or state securities laws or (z) any other criminal charge that has, or could be reasonably expected to have, a material adverse impact on the performance of Employee’s duties to the Company or otherwise result in material injury to the business of the Company or its subsidiaries, (iv) the willful commission by Employee of an act of fraud or embezzlement against the Company or its subsidiaries; (v) any material violation by Employee of the policies of the Company or its subsidiaries (including, but not limited to, those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company or its subsidiaries), that has, or could reasonably be expected to have, the effect of injuring the business of the Company or its subsidiaries in any material respect, or (vi) Employee’s willful and material breach of this Agreement or the Confidentiality Agreement.

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(f)        “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(g)       “Common Stock” shall have the meaning ascribed to in in Section 4(d) hereof.

(h)       “Common Stock Equivalents” means any securities of the kind which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(i)        “Compensation Committee” means the Company’s compensation committee or a committee serving such function.

(j)        “Confidentiality Agreement” shall mean the Company’s Confidentiality Information and Assignment Agreement attached hereto as Exhibit B.

(k)       “Date of Termination” shall mean the date on which Employee’s employment as Executive Chairman of the Company terminates.

(l)        “Dilutive Event” means any occurrence of a transaction whereby the Company’s securities are sold for cash in a transaction for the primary purpose of raising capital. For purposes of clarity, a transaction in connection with the purchase or sale of asset(s) will not be considered a Dilutive Event.

(m)     “Disability” shall mean any physical or mental disability or infirmity of Employee that prevents the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee or, if applicable, his guardian (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(n)       “Effective Date” shall mean January 1, 2019.

(o)       “Good Reason” shall mean, without Employee’s consent, (i) (A) a material diminution in Employee’s duties, or responsibilities, (B) adverse change in Employee’s title, position, or person or entity to whom Employee reports or (C) assignment to Employee of duties not commensurate with his position, (ii) a reduction in Base Salary, (iii) a reduction in the Target Cash Bonus opportunity, but nothing herein shall be interpreted to require the Company to pay any Target Cash Bonus, as determined pursuant to Section 4(b), (iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law, or (v) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i)-(iv) above) or any other agreement between Employee and the Company primarily related to Employee’s employment with the Company (including, but not limited to, any agreement referenced herein). Employee acknowledges and agrees that Employee’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(e) hereof. Notwithstanding the foregoing, during the Term, in the event that the Board reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Board may, in its reasonable good faith discretion, suspend Employee from performing Employee’s duties hereunder for a period not to exceed 90 days, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension (including, but not limited to, payment of Base Salary as set forth in Section 4(a) hereof).

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(p)       “Inducement Plan” shall have the meaning ascribed to it in Section 4(d) hereof.

(q)       “Inducement Grant” shall have the meaning ascribed to it in Section 4(d) hereof.

(r)        “Payment Date” shall have the meaning ascribed to it in Section 7(h) hereof.

(s)        “Pro Rata Bonus Payment” shall have the meaning ascribed to it in Section 7(g) hereof.

(t)        “Release of Claims” shall mean a release of claims made by the Employee (or, in the case of Employee’s death or Disability, a representative with authority to bind the Employee or his estate, as the case may be) in favor of the Company and its subsidiaries in the form attached hereto as Exhibit A (with any updates reasonably determined by the Company to be necessary to comply with applicable law) and the execution of which is a condition precedent to Employee’s eligibility for Severance Benefits, the Accelerated Equity Benefit and the Pro-Rata Bonus Payment, as applicable, in the event his employment is terminated pursuant to subsection (b), (d), (e), or (g) of Section 7 hereof.

(u)       “Severance Benefits” shall mean continued payment of Base Salary (without proration and at the rate in effect prior to any reduction giving rise to Good Reason) during the Severance Term, payable in accordance with the Company’s regular payroll practices.

(v)       “Severance Term” shall mean (i) the eighteen (18) month period, which commences on the first day following the Date of Termination if Employee’s employment is terminated (A) pursuant to subsection (b), (d), or (e) of Section 7 hereof if such termination occurs within the initial six (6) month period of the Effective Date or (B) pursuant to Section 7(g) hereof, or (ii) the twelve (12) month period, which commences on the first day following the Date of Termination if Employee’s employment is terminated pursuant to subsection (b), (d), or (e) of Section 7 hereof if such termination (A) occurs after the initial six (6) month period following the Effective Date, and (B) immediately before the Date of Termination, Employee’s employment by the Company was his primary professional obligation and Employee was willing to devote not less than 85% of his professional time to the affairs of the Company. Notwithstanding the foregoing, no Severance Benefits of any kind shall be due and owed to Employee if such termination occurs after the twenty-four (24) month anniversary of the Effective Date.

(w)      “Signing Bonus” shall have the meaning ascribed to it in Section 4(e) hereof.

(x)       “Target Cash Bonus” shall have the meaning ascribed to it in Section 4(b) hereof.

(y)       “Term” shall have the meaning ascribed to it in Section 2 hereof.

Section 2. Acceptance and Term. Commencing on the Effective Date, the Company agrees to employ Employee on an at-will basis (subject to the terms of Section 7 hereof), and Employee agrees to accept such employment and serve the Company, in accordance with the terms and conditions set forth herein. The term of employment shall commence on the Effective Date and continue until terminated by either party at any time, subject to the provisions herein (referred to herein as the “Term”).

Section 3. Position, Duties, and Responsibilities; Place of Performance.

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(a)        Position, Duties, and Responsibilities. During the Term, Employee shall be employed and serve as Executive Chairman of the Company (together with such other position or positions consistent with Employee’s title or as the Company shall specify from time to time) and shall have such duties and responsibilities commensurate therewith, and such other duties as may be assigned and/or prescribed from time to time by the Board or a committee thereof. On the Effective Date, the Board will appoint Employee to serve as a member of the Board in such class or classes of the Board as determined by the Board. During the Term, the Board will nominate Employee for election to the Board by the Company’s stockholders; provided that Employee hereby agrees to submit written notice of resignation of his directorship to the Board, if requested by a majority of the Board, at any time following the Date of Termination.

(b)        Performance. During the Term, Employee will be employed by the Company on a “full-time basis” (which, for purposes of this Agreement, shall mean that Employee will devote at least 85% of his business time, attention, skill, and best efforts to the performance of his duties under this Agreement) and shall not engage in any other business, occupation or activity that (x) conflicts with the interests of the Company, (y) materially interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) materially interferes with Employee’s exercise of judgment in the Company’s best interests, with such determination to be made by the Board in its reasonable good faith discretion. Notwithstanding the foregoing, nothing herein shall preclude Employee from: (i) continuing to serve on existing boards of directors as of the Effective Date, (ii) performing his Professional Activities (as defined below), or (iii) undertaking other professional or charitable activities (subject to the restrictions contained in clauses (x), (y) and (z) of this Section 3(b)), with the prior consent and approval of the Compensation Committee (which shall not be unreasonably withheld or delayed) of non-competing businesses and charitable organizations; (iv) engaging in charitable activities and community affairs; and (v) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii), (iv) and (v) herein shall be limited by Employee so as not to interfere in any material respect, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder, or pose a conflict of interest or violate any provision of this Agreement such determinations to be made at the reasonable good faith discretion of the Board. Employee represents that he has provided the Compensation Committee with a comprehensive list of all outside professional activities with which he is currently involved or reasonably expects to become involved at the current time (such activities, the “Professional Activities”). In the event that, during his employment by the Company, the Employee desires to engage in other outside professional activities, not included on such list, Employee will, prior to engaging in any such activities, first seek written approval from the Compensation Committee and such approval shall not be unreasonably withheld.

Section 4. Compensation.

(a)        Base Salary. In exchange for Employee’s performance of his duties and responsibilities, Employee initially shall be paid an annual base salary of $395,000 (such annual base salary, as in effect from time to time, “Base Salary”), payable in accordance with the regular payroll practices of the Company but not less frequently than monthly. The Base Salary shall be reviewed at least annually by the Board (or a committee thereof), and the Board (or a committee thereof) may, but shall not be required to, increase the Base Salary during the Term. However, the Base salary may not be decreased and/or deferred during the Term, unless a pro-rata decrease and / or deferral of all executive employees’ salaries is made following the six (6)-month anniversary of the Effective Date by the Board in good faith as a result of the financial condition of the Company. All payments referenced in this Agreement, including the Signing Bonus, are on a gross, pre-tax basis and shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

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(b)        Target Cash Bonus. In addition to the Base Salary, Employee will be eligible to earn an annual target bonus of up to 50% of his Base Salary (the “Target Cash Bonus”). The Target Cash Bonus will be pro-rated for the initial calendar year of the Term, with such proration calculated based on the number of days Employee is employed by the Company during such year. The actual amount of such bonus, if any, will be determined by the Board (or a committee thereof) based upon Company performance and any other factors that the Board (or a committee thereof), in its reasonable good faith discretion following reasonable consultation with Employee, deems appropriate. Employee’s achievement of such milestones, as well as the amount of any bonus, shall be determined by the Board in its reasonable good faith discretion. Bonuses, if any, shall be paid out no later than March 15 of the year following the applicable bonus year. Except as otherwise provided in Section 7 of this Agreement, Employee must be employed by or providing services to the Company at the time the bonus is awarded and through the end of the calendar year in which any bonus may be earned in order to be eligible for any such payment.

(c)       Annual Stock Option Award. In addition to the Base Salary and Target Cash Bonus, Employee will be eligible to receive an annual market based stock option grant (the “Annual Stock Option Grant”) issued pursuant to the terms of one of the Company’s equity compensation plans. The actual amount of such grant, if any, will be determined by the Board (or a committee thereof) based upon Company performance and any other factors that the Board (or a committee thereof), in its reasonable good faith discretion, deems appropriate. Employee’s achievement of such milestones, as well as the amount of any Annual Stock Option Grant, if any, shall be determined by the Board (or a committee thereof) in its reasonable good faith discretion. In connection with such grants, the Employee shall enter into the Company’s standard stock option agreement which will incorporate the vesting schedule and other terms as determined by the Board (or a committee thereof).

(d)        Inducement Grant. On the day following the Effective Date, the Company will grant Employee an option to purchase an aggregate of 800,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issued pursuant to the Company’s Inducement Award Stock Option Plan (the “Inducement Plan”) and subject to the terms and conditions set forth herein and the form of Non-Qualified Stock Option Agreement made available to Employee (such agreement, the “Inducement Agreement” and such grant, the “Inducement Grant”); provided, that the Inducement Agreement shall reference this Agreement and expressly provide that, in the event of a conflict between the Inducement Agreement and this Agreement, this Agreement shall control. Of the options subject to in the Inducement Grant, 400,000 options shall be subject only to time-based vesting (in accordance with the terms of the Inducement Plan, this Section 4(b), Section 7 hereof, and the Inducement Agreement), and will vest as follows: (i) 200,000 options will vest on the Effective Date; (ii) 100,000 options will vest on the six (6) month anniversary of the Effective Date; and (iii) 100,000 options will vest on the two (2) year anniversary of the Effective Date; provided, however, that, except as otherwise provided in this Section 4(d) or Section 7 hereof, Employee must remain continuously employed on a full-time basis through the applicable vesting dates. The remaining 400,000 options subject to the Inducement Grant will vest upon the achievement of certain performance-based milestones within a six (6) to twelve (12) month period following the Effective Date and to be mutually agreed upon by Employee and the Compensation Committee no later than February 11, 2019, except as otherwise provided in this Section 4(d) or Section 7 hereof. The Inducement Grant will be subject to the terms set forth the Inducement Agreement, the terms of the Inducement Plan, this Section 4(d), Section 7 hereof, and any other restrictions and limitations generally applicable to the Common Stock of the Company or equity awards held by similarly situated employees of the Company or otherwise imposed by law. Notwithstanding anything contained in this Agreement, the Inducement Plan or the Inducement Agreement to the contrary, provided Employee is employed on a full-time basis immediately prior to any Sale Event, any outstanding portion of the Inducement Grant that is not vested and exercisable immediately prior to the consummation of a Sale Event (as defined in the Inducement Plan) shall become fully vested and exercisable as of the consummation of such Sale Event. For a period of twelve (12) months following the Effective Date (subject to Employee being employed on a full-time basis as the Company’s Executive Chairman immediately prior to the Dilutive Event), upon the occurrence of a Dilutive Event, the number of securities comprising the Inducement Grant will be increased by such number and like kind of securities as required to make the securities underlying the Inducement Grant equal to same percentage of the issued and outstanding shares of Common Stock, taking into account the conversion of any Common Stock Equivalents and the issuance of securities pursuant to the Dilutive Event, as they represented immediately prior to the Dilutive Event.

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(e)       Signing Bonus. On the Effective Date, Employee will be paid a one-time signing bonus of $20,000 (“Signing Bonus”).

(f)       Agreement Expense Reimbursement/Annual Tax and Financial Planning Stipend. The Company agrees to pay Employee’s reasonable legal, accounting and other expenses incurred in connection with the negotiation, drafting and execution of this Agreement, any agreements ancillary to this Agreement, and any separation arrangements with Employee’ prior employer; provided, that the aggregate amount of the expenses to be reimbursed shall not exceed $35,000 in the aggregate. During the Term, the Company will, subject to the receipt of appropriate documentation, reimburse Employee up to $5,000 on an annual basis for Employee’s actual out of pocket costs spent on tax and financial planning, prorated for any partial year of employment.

Section 5. Employee Benefits. During the Term, Employee shall be eligible to participate in health insurance and other benefits provided generally to similarly situated employees of the Company, subject to the terms and conditions of the applicable benefit plans (which shall govern). In addition to holidays recognized by the Company, Employee also shall receive four (4) weeks of paid vacation per year, prorated for any partial year of employment, of which up to two (2) weeks may roll-over year to year for a maximum of six (6) weeks at any given time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved.

Section 6. Reimbursement of Business Expenses. During the Term, the Company shall pay (or promptly reimburse Employee) for documented, out-of-pocket expenses reasonably incurred by Employee in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect and as amended from time to time, with respect to business expenses, subject to the Company’s requirements with respect to documentation and reporting of such expenses.

Section 7. Termination of Employment.

(a)        General. Employee’s employment with the Company shall terminate upon the earliest to occur of: (i) Employee’s death, (ii) a termination by reason of Employee’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Employee with or without Good Reason.

(b)        Termination Due to Death or Disability. Employee’s employment under this Agreement shall terminate automatically upon Employee’s death. The Company also may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. In the event of Employee’s termination as a result of Employee’s death or Disability, except as otherwise provided in Section 7(g), and conditioned upon Employee providing at least ninety (90) calendar days of service during the Term, Employee’s or Employee’s estates or beneficiaries, as the case may be, shall be entitled to the same payments and benefits as provided in Section 7(d) hereof, subject to the same conditions on payment and benefits as described in Section 7(d) hereof. Employee shall have no further rights to any compensation or any other benefits under this Agreement. In the event that Employee’s termination occurs as a result of a death or Disability prior to ninety (90) calendar days of service during the Term, Employee’s estates or beneficiaries, as the case may be, shall be entitled solely to the Accrued Obligations.

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(c)        Termination by the Company with Cause.

(i)        The Company may terminate Employee’s employment at any time with Cause, effective upon Employee’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (i), (ii), (v), or (vi) of the definition of Cause set forth in Section 1(e) hereof, to the extent that such act or acts or failure or failures to act are curable, as determined by the Board in its reasonable good faith discretion, Employee shall be given thirty (30) days’ written notice by the Company of its intention to terminate his employment with Cause, such notice to state the act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Employee has fully cured such act or acts or failure or failures to act, to the Board’s reasonable satisfaction, that give rise to Cause during such period.

(ii)        In the event that the Company terminates Employee’s employment with Cause, Employee shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment with Cause, except as set forth in this Section 7(c)(ii) or as otherwise provided in Section 7(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by the Company with Cause shall be receipt of the Accrued Obligations.

(d)        Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event that Employee’s employment is terminated by the Company without Cause (other than due to death or Disability) and provided that he fully executes and does not revoke an effective Release of Claims as described in Section 7(h), Employee shall be entitled to:

(i)	The Accrued Obligations;

(ii)	The Severance Benefits;

(iii)	The Accelerated Equity Benefit; and

(iv)	The Pro Rata Bonus Payment.

Notwithstanding the foregoing, the Severance Benefits shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee is found by a court of competent jurisdiction to have breached this Agreement, any provision of the Confidentiality Agreement or the Release of Claims. Any such termination of payment or benefits shall have no effect on the Release of Claims or any of Employee’s post-employment obligations to the Company. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 7(d) or Section 7(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, except as otherwise provided in Section 7(g), Employee’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of (i) the Severance Benefits, the Accelerated Equity Benefit, and the Pro Rata Bonus Payment, in each case, subject to his execution of the Release of Claims, and (ii) the Accrued Obligations. If the Company makes overpayments of Severance Benefits, Employee promptly shall return any such overpayments to the Company and/or hereby authorizes deductions from future Severance Benefit amounts so long as such deduction does not violate Section 409A of the Code.

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(e)        Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company at least thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company on the later of: (i) within thirty (30) days of the occurrence of such event or (ii) promptly upon Employee’s actual knowledge of such event. During such notice period, the Company shall have a cure right (if curable), and if not cured to the Employee’s reasonable satisfaction within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 7(d) hereof, subject to the same conditions on payment and benefits as described in Section 7(d) hereof. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 7(e) or as otherwise provided in Section 7(g) or under any Company benefit plan (other than severance plans that are broad based), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, except as otherwise provided in Section 7(g) or under any Company benefit plan (other than severance plans that are broad based), Employee’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of (A) the Severance Benefits, the Accelerated Equity Benefit, and the Pro Rata Bonus Payment, in each case, subject to his execution of the Release of Claims, and (B) the Accrued Obligations.

(f)        Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company at least sixty (60) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 7(f), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee’s employment under this Section 7(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 7(f) or as otherwise provided in Section 7(g) or under any Company benefit plan (other than severance plans that are broad based), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, except as otherwise provided in Section 7(g) or under any Company benefit plan (other than severance plans that are broad based), Employee’s sole and exclusive remedy upon a termination of employment by Employee without Good Reason shall be receipt of the Accrued Obligations.

(g) Termination following a Sale Event or Change in Control. In the event Employee’s employment is terminated within eighteen (18) months following a “Sale Event” or “Change in Control” (using the most expansive meaning given to such terms in the Inducement Plan or the Company’s incentive equity plans, pursuant to which any applicable equity grants have been made to Employee, as the case may be): (a) by the Company for any reason other than as a result of a with Cause termination, as defined in Section 1(e) hereof, or (b) by Employee with Good Reason pursuant to Section 7(e), Employee shall be entitled to (in lieu of, and not in addition to, any payments described in Sections 7(b), (c), (d), or (e) of this Agreement):

(i)	The Accrued Obligations;

(ii)             The Severance Benefits, if Employee would otherwise be eligible for such Severance Benefits, provided that he fully executes and does not revoke an effective Release of Claims as described in Section 7(h) and continues to comply with the Confidentiality Agreement;

(iii)           To the extent not otherwise accelerated and vested in connection with a Sale Event or Change in Control in accordance with the Inducement Plan or other applicable incentive equity plan, acceleration of the vesting of 100% of Employee’s then outstanding unvested equity awards, such that all unvested equity awards then held by Employee shall vest and become fully exercisable or non-forfeitable as of the Date of Termination (the “Accelerated Equity Benefit”), in which case Employee shall have ninety (90) days from the Date of Termination to exercise the vested equity awards (as applicable); and

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(iv)        payment of a pro rata portion of Employee’s Target Cash Bonus for the year in which the Date of Termination occurs, the proration of which is calculated based on the number of days he is employed by the Company in the year of the Date of Termination and based upon the determination by the Board, in its reasonable good faith discretion, of the achievement of the Employee’s goals and objectives pursuant to Section 4(b) of this Agreement after adjusting such goals and objectives as necessary and appropriate based on the shortened performance period (the “Pro Rata Bonus Payment”).

Notwithstanding the foregoing, the Severance Benefits shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee is found by a court of competent jurisdiction to have breached this Agreement, any provision of the Confidentiality Agreement or the Release of Claims. Any such termination of payment or benefits shall have no effect on the Release of Claims or any of Employee’s post-employment obligations to the Company. If the Company makes overpayments of Severance Benefits, Employee promptly shall return any such overpayments to the Company and/or hereby authorizes deductions from future Severance Benefit amounts.

(h)        Release. Notwithstanding any provision herein to the contrary, the payment of the Severance Benefits and the Pro Rata Bonus Payment, and the provision of the Accelerated Equity Benefit, pursuant to subsection (b), (d), (e) or (g) of this Section 7, shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) in accordance with the time limits set forth therein (and, in all events, within sixty (60) days following the Date of Termination); provided, that, in the case of Employee’s death or Disability, such actions shall be taken by a representative with authority to bind Employee or, if applicable, his estate (as determined in the Company’s reasonable good faith discretion). If Employee or his representative fails to execute the Release of Claims in such a timely manner, or timely revokes acceptance of such release following its execution, Employee and his estate or beneficiaries shall not be entitled to any of the Severance Benefits, the Pro Rata Bonus Payment, or the Accelerated Equity Benefit. Payment of the Severance Benefits will commence on the first regular Company payday that is at least five (5) business days following the date the Company receives a timely, effective and non-revocable Release of Claims (the “Payment Date”); provided, however, that the first payment will be retroactive to the day immediately following the Date of Termination. Payment of the Pro Rata Bonus Payment will also be made on the Payment Date. Notwithstanding the foregoing, to the extent that any portion of the Severance Benefits or Pro Rata Bonus Payment constitutes “non-qualified deferred compensation” subject to Section 409A of the Code, any payment of such portion scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day unless otherwise permitted by Section 409A of the Code, after which any remaining such benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein.

Section 8. Confidentiality Agreement; Cooperation.

(a)        Confidentiality Agreement. As a condition of Employee’s employment with the Company under the terms of this Agreement, Employee has executed and delivered to the Company a Confidentiality Agreement. The parties hereto acknowledge and agree that this Agreement and the Confidentiality Agreement shall be considered separate contracts. In addition, Employee represents and warrants that he shall be able to and will perform the duties of this position without utilizing any confidential and/or proprietary information that Employee may have obtained in connection with employment with any prior employer, and that he shall not (i) disclose any such information to the Company, or (ii) induce any Company employee to use any such information, in either case in violation of any confidentiality obligation, whether by agreement or otherwise.

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(b)        Litigation and Regulatory Cooperation. During and after Employee’s employment, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Company employed Employee, provided, that the Employee will not have an obligation under this paragraph with respect to any claim in which the Employee has filed directly against the Company or related persons or entities or if such cooperation would be materially adverse to his own legal interests. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company, provided Employee will not have any obligation under this paragraph with respect to any claim in which Employee has filed directly against the Company or related persons or entities. The Company shall reimburse Employee for any reasonable out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this Section 8(b).

Section 9. Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments. The Company shall have no liability to Employee or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section, except in the event of the Company’s or its subsidiaries’ gross negligence or bad faith.

Section 10. Additional Section 409A Provisions. Notwithstanding any provision in this Agreement to the contrary:

(a)        If at the time of the Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service is “non-qualified deferred compensation” subject to Section 409A of the Code and not otherwise exempt, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Employee’s separation from service, or (ii) the Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)        Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

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(c)        To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement or payment shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement, payment or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement, payment or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided , that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)        To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service” within the meaning of Section 409A of the Code. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)        The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its subsidiaries be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code) , except in the event of the Company’s or its subsidiaries’ gross negligence or bad faith.

Section 11. Additional Section 280G Provisions. Notwithstanding any provision in this Agreement to the contrary:

(a)         If any of the payments or benefits received or to be received by Employee (including, without limitation, any payment or benefits received in connection with a Sale Event, Change in Control, or Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 11(a), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Employee of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Employee if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under clause (i) above is less than the amount under clause (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 11(a) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code.

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(b)        All calculations and determinations under this Section 11 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. The Company shall bear all costs the Tax Counsel may incur in connection with its services.

Section 12. Successors and Assigns.

(a)        The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. This Agreement may not be assigned by the Company without Employee’s prior consent.

(b)        Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all cash amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

Section 13. Waiver and Amendments. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 14. Severability. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 15. Governing Law and Jurisdiction. This is a Maryland contract and shall be construed under and be governed in all respects by the laws of Maryland without giving effect to the conflict of laws principles of such state. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Fourth Circuit. To the extent that any court action is initiated to enforce this Agreement, the parties hereby consent to the non-exclusive jurisdiction of the state and federal courts of Maryland. Accordingly, with respect to any such court action, Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

Section 16. Notices.

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(a)        Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address or coordinates as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed, sent via facsimile or email or delivered to the Company at its principal executive office currently located in Germantown, Maryland and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)        Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing or (iv) if sent via electronic mail or facsimile, on the date sent.

Section 17. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 18. Entire Agreement. This Agreement, together with Confidentiality Agreement, the Inducement Plan, and any grant agreement pursuant to such Inducement Plan entered into between the Company and Employee thereunder, constitute the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties (including without limitation that certain Term Sheet offer letter given to Employee) relating to the subject matter of this Agreement.

Section 19. Survival of Operative Sections. Upon any termination of Employee’s employment, the provisions of Section 7 through Section 21 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

Section 21. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

NEURALSTEM, INC.

By:
Title:

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EMPLOYEE

By:	Kenneth C. Carter

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EXHIBIT A

General Release and Waiver of Claims

In exchange for the severance benefits to be provided to me under the Employment Agreement between me and Neuralstem, Inc. (the “Company”), dated as of December 12, 2018 (the “Employment Agreement”), to which I would not otherwise be entitled, on my own behalf and that of my heirs, executors, administrators, beneficiaries, personal representatives and assigns, I agree that this General Release and Waiver of Claims (the “Release of Claims”) shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that I have had in the past, now have, or might now have, in any way related to, connected with or arising out of my employment or its termination, under the Employment Agreement, or pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the State of Maryland (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and I hereby release and forever discharge the Company, its subsidiaries and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from, and I hereby waive, any and all such Claims. This release shall not apply to (a) any claims that arise after I sign this Release of Claims, including my right to enforce the terms of this Release of Claims; (b) any claims that may not be waived pursuant to applicable law; (c) any right to indemnification that I may have under the certificate of incorporation or by-laws of the Company, and any Indemnification Agreement between me and the Company or any insurance policies maintained by the Company; or (d) any right to receive any vested benefits under the terms of any employee benefit plans and my award agreements thereunder.

Nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for up to [twenty-one (21)/forty-five (45)]1 days from the date I receive it and that I may not sign this Release of Claims until after the date my employment with the Company terminates. I also acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

______________________
1 To be determined by the Company at the time of termination.

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I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Release of Claims. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Chairman of the Company’s Board of Directors and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature ___________________________

Name ______________________________

Date Signed _________________________

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EXHIBIT B

Confidentiality Information and Assignment Agreement